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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                        Pennfed Financial Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    708167101
                    ---------------------------------------
                                 (Cusip Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule l3d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      May 30, 2003
-------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


================================================================================


                               Page 1 of 5 Pages

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP No. 708167101                                            Page 2 of 5 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
 1  |  NAME OF REPORTING PERSON
    |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    |
    |         The Trust Company of New Jersey  22-1337980
--------------------------------------------------------------------------------
 2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
    |                                                           (b) [ ]
--------------------------------------------------------------------------------
 3  |  SEC USE ONLY
    |
--------------------------------------------------------------------------------
 4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
    |
    |         New Jersey
--------------------------------------------------------------------------------
                |  5  |   SOLE VOTING POWER
   NUMBER OF    |     |
                |     |
    SHARES      |     |      282,541*
                ----------------------------------------------------------------
 BENEFICIALLY   |  6  |   SHARED VOTING POWER
                |     |
   OWNED BY     |     |
                |     |       1,000*
      EACH      ----------------------------------------------------------------
                |  7  |   SOLE DISPOSITIVE POWER
   REPORTING    |     |
                |     |
    PERSON      |     |      282,541*
                ----------------------------------------------------------------
     WITH       |  8  |   SHARED DISPOSITIVE POWER
                |     |
                |     |      1,000*
--------------------------------------------------------------------------------
 9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |         283,541*
--------------------------------------------------------------------------------
10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
    |  CERTAIN SHARES*
    |
--------------------------------------------------------------------------------
11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    |
    |         4.07%*
--------------------------------------------------------------------------------
12  |  TYPE OF REPORTING PERSON*
    |
    |         BK
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

*AS OF MAY 30, 2003.

                                                               -----------------
                                                               Page 3 of 5 Pages
                                                               -----------------


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 4)


Check the following box if a fee is being paid with this statement:          [ ]

    Item 1 (a)   Name of Issuer:

                 Pennfed Financial Services, Inc.


    Item 1 (b)   Address of Issuer's Principal Executive Offices:

                 622 Eagle Rock Avenue
                 West Orange, NJ 07052


    Item 2 (a)   Name of Person Filing:

                 The Trust Company of New Jersey


    Item 2 (b)   Address of Principal Business Office or, if none, Residence:

                 35 Journal Square
                 Jersey City, New Jersey 07306


    Item 2 (c)   Citizenship:

                 New Jersey


    Item 2 (d)   Title of Class of Securities:

                 Common Stock


    Item 2 (e)   CUSIP Number:

                 708167101

                                                               -----------------
                                                               Page 4 of 5 Pages
                                                               -----------------


    Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                 Bank as defined in Section 3(a)(6) of the Act.
                 (15 U.S.C. 78c).


    Item 4.      Ownership:

                 If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire:

                 (a) Amount Beneficially Owned (as of May 30, 2003):
                          283,541

                 (b) Percent of Class (as of May 30, 2003):

                          4.07%

                 (c) Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                              282,541

                     (ii)  shared power to vote or to direct the vote:

                              1,000

                     (iii) sole power to dispose or to direct the
                           disposition of:

                              282,541

                     (iv) shared power to dispose or to direct the disposition of:

                              1,000


    Item 5.     Ownership of Five Percent or Less of a Class:

                It this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].


    Item 6.     Ownership of More than Five Percent on Behalf of
                Another Person:

                    Not Applicable

                                                               -----------------
                                                               Page 5 of 5 Pages
                                                               -----------------


    Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable


    Item 8.    Identification and Classification of Members of the Group:

                    Not Applicable


    Item 9.    Notice of Dissolution of Group:

                    Not Applicable


    Item 10.   Certification.

               The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b).

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of or as a participant in any transaction having such purposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        2/12/04
                                          -------------------------------------
                                          Date


                                          THE TRUST COMPANY OF NEW JERSEY


                                          By: /s/ Gregory J. Dubnansky
                                              ----------------------------------
                                              Signature

                                              Gregory J. Dubnansky, Senior Vice
                                              President and Trust Officer
                                              ----------------------------------
                                              Name/Title


ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)